EXHIBIT 99.1
NEWS BULLETIN

For Further Information:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro	Leslie Loyet	Tim Grace
Chairman & CEO	Analysts/Investors	Media Inquires
(312) 346-8100	(312) 640-6672	(312) 640-6667
	lloyet@frbir.com	tgrace@frbir.com

FOR IMMEDIATE RELEASE	NYSE: ORI
WEDNESDAY, APRIL 22, 2009
OLD REPUBLIC REPORTS FIRST QUARTER 2009 RESULTS
CHICAGO — April 22, 2009 — Old Republic International Corporation (NYSE: ORI), today reported the following results for the first quarter of 2009:
Financial Highlights
(unaudited; amounts in millions except per share data and percentages)

	Quarters Ended March 31,
	2009	2008	Change
Operating Revenues	$878.5	$950.7	-7.6%
Net Operating Income (Loss)	(53.9)	(19.6)	-174.2
Net Income (Loss)	$(53.9)	$(19.0)	-183.0%

Diluted Earnings Per Share:
Net Operating Income (Loss)	$(0.23)	$(0.08)	-187.5%
Net Income (Loss)	$(0.23)	$(0.08)	-187.5%

Cash Dividends Per Share	$0.17	$0.16	6.3%
Ending Book Value Per Share	$15.47	$18.99	-18.5%

Old Republic’s consolidated operating results, which exclude net realized investment gains, declined year over year. The reduced performance stemmed from ongoing weakness in the Company’s housing-related mortgage guaranty and title insurance lines, and from lower general insurance profits. As noted in each quarterly report since 2007’s third quarter, the substantial dislocations that have enveloped all businesses with housing and mortgage-lending exposures are likely to exert earnings pressures throughout 2009, and most likely into 2010 as well. In comparison with the final quarter of 2008, however, both mortgage guaranty and title insurance segments registered some improvement in underwriting performance, while year over year loss costs were greater for mortgage guaranty and slightly lower for title. Year over year general insurance earnings were dampened by greater loss costs for nearly all coverages.

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Consolidated Results — The major components of Old Republic’s consolidated results and other data for the periods reported upon are shown below:

	Quarters Ended March 31,
	2009	2008	Change
Operating revenues:
General insurance	$523.7	$581.5	-9.9%
Mortgage guaranty	171.2	172.4	-.7
Title insurance	160.2	167.1	-4.1
Corporate and other	23.2	29.6

Total	$878.5	$950.7	-7.6%

Pretax operating income (loss):
General insurance	$58.2	$89.8	-35.2%
Mortgage guaranty	(144.6)	(122.3)	-18.2
Title insurance	(9.0)	(12.6)	28.7
Corporate and other	2.6	4.6

Sub-total	(92.8)	(40.5)	-128.6

Realized investment gains (losses):
From sales	—	0.9
From impairments	—	—

Net realized investment gains (losses)	—	0.9

Consolidated pretax income (loss)	(92.7)	(39.6)	-134.0
Income taxes (credits)	(38.8)	(20.5)	-88.7

Net income (loss)	$(53.9)	$(19.0)	-183.0%

Consolidated underwriting ratio:
Benefits and claims ratio	83.9%	76.6%
Expense ratio	39.6	39.1

Composite ratio	123.5%	115.7%

Components of diluted earnings per share:
Net operating income (loss)	$(0.23)	$(0.08)	-187.5%
Net realized investment gains (losses)	—	—

Net income (loss)	$(0.23)	$(0.08)	-187.5%

Cash dividends paid per share	$0.17	$0.16	6.3%

Note: In this and all other tables and statements:

•	Dollar amounts are stated in millions, except per share data.

•	Calculations of book value and earnings per share exclude certain shares owned by the Company’s Employee Savings and Stock Ownership Plan. Refer to Note (a) of the Notes to Accompanying Financial Summaries.
The above table shows both operating and net income to highlight the effects of realized investment gain or loss recognition and any non-recurring items on period-to-period comparisons. Operating income, however, does not replace net income computed in accordance with Generally Accepted Accounting Principles (“GAAP”) as a measure of total profitability.
The recognition of realized investment gains or losses can be highly discretionary and arbitrary due to such factors as the timing of individual securities sales, recognition of estimated losses from write-downs for impaired securities, tax-planning considerations, and changes in investment management judgments relative to the direction of securities markets or the future prospects of individual investees or industry sectors. Likewise, non-recurring items which may emerge from time to time, can distort the comparability of the Company’s results from period to period. Accordingly, management uses net operating income, a non-GAAP financial measure, to evaluate and better explain operating

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performance, and believes its use enhances an understanding of Old Republic’s basic business results.
General Insurance Results — First quarter 2009 general insurance earnings were mainly affected by a lower earned premium base and the higher claim ratio shown in the following table:

	General Insurance Group
	Quarters Ended March 31,
	2009	2008	Change
Net premiums earned	$457.3	$512.7	-10.8%
Net investment income	63.4	64.5	-1.6
Pretax operating income (loss)	$58.2	$89.8	-35.2%

Claims ratio	74.8%	69.9%
Expense ratio	25.6	24.4

Composite ratio	100.4%	94.3%

A moderately declining rate environment for most commercial insurance prices in the past three years or so and the current economic slowdown have precluded meaningful additions to Old Republic’s premium base and made business retention more difficult. Most of the latest quarter’s decline in earned premiums stemmed from lower volumes of commercial auto (trucking), workers’ compensation, and consumer credit indemnity coverages. With respect to the latter, new premium production has been effectively curbed by much lower consumer credit extensions in the current recessionary environment.
The lower top line for this year’s first quarter was accompanied by an increase in the claims ratio to 74.8 percent from 69.9 percent in the same period last year, and from an average of 67.9 percent for the five most recent calendar years. The higher claims ratio was driven mostly by greater loss costs among Old Republic’s financial indemnity coverages, most prominently the consumer credit indemnity (CCI) and directors’ and officers’ (D&O) liability lines. As noted in recent quarterly and annual financial reports, the CCI line continues to be impacted by higher loss costs emanating from the loan repayment difficulties encountered by increasingly large numbers of consumers. The rise in D&O claim costs was mainly caused by greater loss provisions on several older claims which the Company does not expect to re-occur in light of currently expected full year results.
The expense ratio of 25.6 percent in the first three months of 2009 increased slightly by comparison with that registered in last year’s first quarter, and the average of 24.4 percent for the most recent five calendar years. General Insurance Group net investment income was basically flat in this year’s first quarter and was influenced by a slightly lower invested asset base and lower yields on fixed maturity and equity holdings.
Mortgage Guaranty Results — The cyclical downturn in the economy and, in particular, in its housing and mortgage lending sectors continued to drive trends in mortgage guaranty earned premium and claim costs during this year’s first three months. Key indicators of the Mortgage Guaranty Group’s first quarter 2009 operating performance are shown in the following table:

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	Mortgage Guaranty Group
	Quarters Ended March 31,
	2009	2008	Change
Net premiums earned	$145.3	$147.6	-1.6%
Net investment income	22.4	21.5	4.2
Pretax operating income (loss)	$(144.6)	$(122.3)	-18.2%

Claims ratio	199.9%	181.1%
Expense ratio	13.7	16.4

Composite ratio	213.6%	197.5%

The first quarter 2009 reduction in premium volume reflected the combination of more stringent underwriting guidelines we’ve imposed gradually since late 2007, a contracting mortgage lending market place, and broader acceptance of competing Federal Housing Administration (FHA) loan guaranty programs. These factors outweighed the favorable effect of higher business persistency, and led to a 3.4 percent decline of risk in force since year-end 2008.
Further declines in home values, diminished availability of mortgage financing, negative employment trends, and rising levels of reported loan defaults and paid claims, were most responsible for an 8.7 percent increase in incurred claim costs in this year’s first quarter vis-à-vis the same period of 2008. As of March 31, 2009, net claim reserves of $1.51 billion were 82.6 percent higher than they were twelve months earlier. The effect of varying amounts of periodic paid losses and reserve provisions on reported mortgage guaranty incurred loss ratios is shown in the following table:

	Quarters Ended
	March 31,
	2009	2008
Incurred loss ratio from:
Paid losses	107.1%	55.0%
Reserve provisions	92.8	126.1

Total	199.9%	181.1%

The expense ratio benefited primarily from lower operating costs, particularly those which respond to changes in production volumes and operating results. Positive operating cash flow for the quarter, attributable almost exclusively to the recovery of prepaid federal income taxes, was additive to the high quality and liquid invested asset base which reached $2.35 billion, up 22.8 percent from the level registered as of the end of March, 2008.
Title Insurance Results — Old Republic’s title insurance business registered an operating loss somewhat lower than we expected in this year’s first quarter. Key indicators of its results are shown in the following table:

	Title Insurance Group
	Quarters Ended March 31,
	2009	2008	Change
Net premiums and fees earned	$154.3	$160.7	-4.0%
Net investment income	5.8	6.4	-9.0
Pretax operating income (loss)	$(9.0)	$(12.6)	28.7%

Claims ratio	6.6%	7.0%
Expense ratio	102.9	104.5

Composite ratio	109.5%	111.5%

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The cyclical downturn in the housing and related mortgage lending sectors of the U.S. economy also had a dampening effect on the title segment’s premiums and fees revenue. However, recently higher levels of loan refinancing activity and some market share improvements provided a positive offset to top line weakness and operating expense coverage.
Corporate and Other Operations — The Company’s small life and health insurance business and the net costs associated with the parent holding company and internal services subsidiaries produced a much lower gain in this year’s first quarter. Period-to-period variations in the results of these relatively minor elements of Old Republic’s operations usually stem from the volatility inherent to the small scale of its life and health business, fluctuations in the costs of external debt, and net interest on intra-system financing arrangements. Substantially all of the year-over-year decline in earnings was due to foreign exchange adjustments for U.S. dollar conversions from the currency of Old Republic’s Canadian life and health insurance subsidiary.
Cash, Invested Assets, and Shareholders’ Equity — The following table reflects Old Republic’s consolidated cash and invested assets as well as shareholders’ equity at the dates shown:

				% Change
	March	December	March	March ’09/	March ’09/
	2009	2008	2008	Dec ’08	March ’08
Cash and invested assets: fair value basis	$9,052.4	$8,855.1	$8,895.1	2.2%	1.8%

: original cost basis	$9,407.1	$9,210.0	$8,942.1	2.1%	5.2%

Shareholders’ equity:
Total	$3,643.2	$3,740.3	$4,376.7	-2.6%	-16.8%
Per common share	$15.47	$15.91	$18.99	-2.8%	-18.5%

Composition of shareholders’ equity per share:
Equity before items below	$15.69	$16.10	$19.08	-2.5%	-17.8%
Unrealized investment gains (losses) and other accumulated comprehensive income (loss)	(0.22)	(0.19)	(0.09)

Total	$15.47	$15.91	$18.99	-2.8%	-18.5%

Consolidated cash flow from operating activities amounted to $263.3 million for the first three months of 2009 versus $199.3 million for the same period in 2008. Other than title insurance, each insurance segment remained cash flow-positive in this year’s first quarter, with General Insurance and Mortgage Guaranty contributing $39.4 million and $233.5 million, respectively.
The investment portfolio reflects a current allocation of approximately 84 percent to fixed-maturity securities and 3 percent to equities. As has been the case for many years, Old Republic’s invested assets are managed in consideration of enterprise-wide risk management objectives intended to assure solid funding of its subsidiaries’ long-term obligations to insurance policyholders and other beneficiaries, as well as evaluations of their long-term effect on stability of capital accounts. The portfolio contains little or no insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations (“CDO’s”), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous counter-party risk attributes.

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Substantially all changes in the shareholders’ equity account reflect the Company’s net income or loss, dividend payments to shareholders, and changes in market valuations and impairments of invested assets during the periods shown below:

	Shareholders’ Equity Per Share
	Three Months Ended March 31,
	2009	2008
Beginning balance	$15.91	$19.71

Changes in shareholders’ equity for the periods:
Net operating income (loss)	(0.23)	(0.08)
Net realized investment gains (losses)	—	—
Net unrealized investment gains (losses)	(0.04)	(0.48)

Total realized and unrealized investment gains (losses)	(0.04)	(0.48)
Cash dividends	(0.17)	(0.16)
Stock issuance, foreign exchange, and other transactions	—	—

Net change	(0.44)	(0.72)

Ending balance	$15.47	$18.99

Old Republic’s significant investments in the stocks of two leading publicly held mortgage guaranty (“MI”) businesses (MGIC Investment Corp. and The PMI Group) account for a substantial portion of the realized and unrealized investment losses incurred in 2008, and reflected in the above and following tables. Unrealized losses, including losses on securities categorized as other-than-temporarily impaired (“OTTI”), represent the net difference between the most recently established cost and the market values of the investments at a point in time. The aggregate costs, original and impaired, market value, and latest reported underlying equity values of the aforementioned two mortgage guaranty investments are shown below.

		March 31,	December 31,
		2009	2008	2007
Total value of the two investments:	Original cost	$416.4	$416.4	$429.7
	Impaired cost	106.8	106.8	N/A
	Market value	32.1	82.7	375.1
	Underlying equity(*)	$496.2	$515.9	$679.7

(*)	Underlying equity based on latest reports (which may lag by one quarter) issued by investees.
When making investment decisions, management considers the Company’s ability to retain its holdings for a period sufficient to recover their cost and to obtain a competitive long-term total return. It also considers such factors as balance sheet effects of potential changes in market valuations, asset-liability matching objectives, long term ability to hold securities, tax planning considerations, and the investees’ reported book values and ability to continue as going concerns. The above-noted mortgage guaranty holdings were acquired as passive long-term investment additions to core segments of Old Republic’s business in anticipation of a turn-around for the MI industry in 2010. In management’s judgment, the currently depressed market valuations of companies operating in the housing and mortgage-lending sectors of the American economy have been impacted significantly by the cyclical and macroeconomic conditions affecting these sectors, and by the recent dysfunctionality of the banking and mortgage lending industries.
For external GAAP reporting purposes, however, Old Republic uses relatively short time frames in recognizing OTTI

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adjustments in its income statement. In this context, absent issuer-specific circumstances that would result in a contrary conclusion, all unrealized investment losses pertaining to any equity security reflecting a 20 percent or greater decline for a six month period is considered OTTI. Unrealized losses that are deemed temporary and all unrealized gains are recorded directly as a separate component of the shareholders’ equity account and in the consolidated statement of comprehensive income. As a result of accounting idiosyncrasies, however, OTTI losses recorded in the income statement of one period can not be offset in the income statement of a subsequent period by market value gains on the previously impaired securities unless the gains are realized through actual sales. Such unrealized market value gains can only be recognized through direct credits in the shareholders’ equity account and in the consolidated statement of comprehensive income.
Conference Call Information
Old Republic has scheduled a conference call at 8:30 a.m. EST (7:30 a.m. CST) on Thursday, April 23, 2009 to discuss its first quarter 2009 performance and to review major operating trends and business developments. To access this call, please log on to www.oldrepublic.com 15 minutes before the call to download the necessary software.
Investors may access a replay of the call by dialing 888-203-1112, passcode 4975533, which will be available through April 30, 2009. The replay will also be available on Old Republic International’s website through May 23, 2009.
About Old Republic
Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, mortgage guaranty, and title insurance fields. One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $13.29 billion and shareholders’ equity of $3.64 billion or $15.47 per share. Its current stock market valuation is approximately $           billion, or $           per share.
The nature of Old Republic’s business requires that it be managed for the long run. For the 25 years ended in 2008, the Company’s total market return, with dividends reinvested, has grown at a compounded annual rate of 9.6 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.8 percent annual compound rate. During those years, Old Republic’s shareholders’ equity account, inclusive of cash dividends, has risen at an average annual rate of 12.1 percent per share, and the regular cash dividend has grown at a 10.3 percent annual compound rate. According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is one of just 119 companies, out of 10,000-plus publicly held corporations, that have posted at least 25 consecutive years of annual dividend growth.

Accompanying Financial Data:
•	Summary Financial Statements and Common Stock Statistics

•	Segmented Operating Summary

•	Segmented Operating Statistics

•	Notes and Safe Harbor Statement
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Old Republic International Corporation
Financial Summary (Unaudited)

	March 31,	December 31,	March 31,
SUMMARY BALANCE SHEETS:	2009	2008	2008

Assets:
Cash and fixed maturity securities	$8,639.4	$8,358.9	$8,083.7
Equity securities	271.9	350.3	659.0
Other invested assets	141.1	145.8	152.3

Cash and invested assets	9,052.4	8,855.1	8,895.1
Accounts and premiums receivable	817.9	806.7	879.8
Federal income tax recoverable: Current	18.1	41.0	—
Reinsurance balances recoverable	2,546.7	2,448.0	2,288.5
Prepaid federal income taxes	221.4	463.4	501.3
Sundry assets	636.7	651.7	684.9

Total	$13,293.5	$13,266.0	$13,249.7

Liabilities and Shareholders’ Equity:
Policy liabilities	$1,288.8	$1,293.0	$1,358.1
Benefit and claim reserves	7,430.6	7,241.3	6,465.3
Federal income tax payable: Current	—	—	11.9
Deferred	24.0	77.3	316.9
Debt	221.1	233.0	66.9
Sundry liabilities	685.5	680.9	653.6
Shareholders’ equity	3,643.2	3,740.3	4,376.7

Total	$13,293.5	$13,266.0	$13,249.7

	Quarters Ended		Fiscal Twelve Months Ended
	March 31,		March 31,
SUMMARY INCOME STATEMENTS:	2009	2008	2009	2008
Net premiums and fees earned	$777.4	$846.6	$3,248.9	$3,578.0
Net investment income	93.4	95.2	375.5	383.6
Other income	7.6	8.8	27.5	38.7
Net realized investment gains (losses)	—	.9	(487.3)	68.3

Total revenues	878.5	951.6	3,164.6	4,068.7

Benefits and claims	652.0	648.3	2,719.4	2,392.2
Sales and other expenses	319.3	342.9	1,317.6	1,493.4

Total expenses	971.3	991.3	4,037.0	3,885.7

Pretax income (loss)	(92.7)	(39.6)	(872.3)	183.0
Income taxes (credits)	(38.8)	(20.5)	(279.1)	37.4

Net income (loss)	$(53.9)	$(19.0)	$(593.2)	$145.6

COMMON STOCK STATISTICS (a):
Net income (loss): Basic	$(.23)	$(.08)	$(2.56)	$.63

Diluted	$(.23)	$(.08)	$(2.56)	$.62

Components of earnings per share:
Basic, net operating income (loss)	$(.23)	$(.08)	$(.96)	$.44
Realized investment gains (losses)	—	—	(1.60)	.19

Basic net income (loss)	$(.23)	$(.08)	$(2.56)	$.63

Diluted, net operating income (loss)	$(.23)	$(.08)	$(.96)	$.43
Realized investment gains (losses)	—	—	(1.60)	.19

Diluted net income (loss)	$(.23)	$(.08)	$(2.56)	$.62

Cash dividends on common stock	$.17	$.16	$.68	$.64

Book value per share			$15.47	$18.99

Common shares outstanding:
Average basic	235,259,226	230,495,852	232,616,631	231,017,058

Average diluted	235,259,226	230,495,852	232,616,631	233,365,369

Actual, end of period			235,485,828	230,512,566

SUMMARY STATEMENTS OF COMPREHENSIVE INCOME (LOSS):
Net income (loss) as reported	$(53.9)	$(19.0)	$(593.2)	$145.6

Post-tax net unrealized gains (losses)	(9.8)	(109.4)	21.4	(114.3)
Other adjustments	.5	(5.2)	(51.0)	29.5

Net adjustments	(9.2)	(114.7)	(29.6)	(84.8)

Comprehensive income (loss)	$(63.1)	$(133.7)	$(622.8)	$60.8

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Old Republic International Corporation
Segmented Operating Summary (Unaudited)

	Net							Pretax	Composite
	Premiums	Net				Sales &		Operating	Under-
	& Fees	Investment	Other	Operating	Benefits	Other	Total	Income	writing
	Earned	Income	Income	Revenues	& Claims	Expenses	Expenses	(Loss)	Ratios

Quarter Ended March 31, 2009

General	$457.3	$63.4	$2.9	$523.7	$341.9	$123.5	$465.5	$58.2	100.4%
Mortgage	145.3	22.4	3.5	171.2	290.5	25.3	315.9	(144.6)	213.6
Title	154.3	5.8	—	160.2	10.2	159.0	169.3	(9.0)	109.5
Other	20.4	1.6	1.1	23.2	9.2	11.3	20.5	2.6	—

Consolidated	$777.4	$93.4	$7.6	$878.5	$652.0	$319.3	$971.3	$(92.8)	123.5%

Quarter Ended March 31, 2008

General	$512.7	$64.5	$4.3	$581.5	$358.2	$133.4	$491.7	$89.8	94.3%
Mortgage	147.6	21.5	3.2	172.4	267.3	27.4	294.8	(122.3)	197.5
Title	160.7	6.4	—	167.1	11.3	168.5	179.8	(12.6)	111.5

Other	25.5	2.7	1.3	29.6	11.4	13.5	24.9	4.6	—

Consolidated	$846.6	$95.2	$8.8	$950.7	$648.3	$342.9	$991.3	$(40.5)	115.7%

Fiscal Twelve Months Ended March 31, 2009

General	$1,933.9	$252.5	$11.6	$2,198.1	$1,436.1	$499.2	$1,935.3	$262.7	98.8%
Mortgage	590.2	87.7	10.9	688.9	1,203.9	101.6	1,305.5	(616.6)	219.0
Title	649.7	24.5	.1	674.5	44.6	672.5	717.1	(42.6)	110.1
Other	75.0	10.5	4.8	90.4	34.7	44.1	78.8	11.5	—

Consolidated	$3,248.9	$375.5	$27.5	$3,652.0	$2,719.4	$1,317.6	$4,037.0	$(384.9)	123.0%

Fiscal Twelve Months Ended March 31, 2008

General	$2,146.1	$262.5	$21.1	$2,429.8	$1,483.0	$541.8	$2,024.9	$404.9	92.6%
Mortgage	547.8	81.6	11.9	641.4	819.0	103.5	922.5	(281.1)	166.2
Title	801.4	27.0	—	828.4	54.7	801.8	856.5	(28.1)	106.5
Other	82.6	12.4	5.6	100.6	35.4	46.1	81.6	19.0	—

Consolidated	$3,578.0	$383.6	$38.7	$4,000.4	$2,392.2	$1,493.4	$3,885.7	$114.7	107.1%

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Old Republic International Corporation
Segmented Operating Statistics

	Quarters Ended		Fiscal Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
General Insurance:
Benefits and claims ratio	74.8%	69.9%	74.3%	69.1%
Expense ratio	25.6	24.4	24.5	23.5

Composite ratio	100.4%	94.3%	98.8%	92.6%

Paid loss ratio	77.1%	63.5%	73.3%	57.8%

Mortgage Guaranty:
New insurance written:
Traditional Primary	$2,212.0	$7,866.9	$15,207.0	$35,089.9
Bulk	—	3.5	—	6,868.2
Other	.5	481.0	642.9	1,205.6

Total	$2,212.6	$8,351.6	$15,850.0	$43,163.7

Risk in force:
Traditional Primary			$19,809.1	$19,747.0
Bulk			2,006.8	2,299.4
Other			386.7	500.4

Total			$22,202.7	$22,547.0

By loan type:
Traditional Primary:
Fixed rate			95.8%	94.9%
Adjustable rate			4.2%	5.1%

Bulk:
Fixed rate			74.8%	71.7%
Adjustable rate			25.2%	28.3%

Balance Sheet Leverage Ratios (b):
Risk to Capital Ratio — Performing risk basis			18.6:1	13.3:1
Total Financial Resources to Risk Ratio			11.8%	11.1%

Earned premiums:
Direct	$170.3	$174.2	$694.5	$647.7

Net	$145.3	$147.6	$590.2	$547.8

Persistency:
Traditional Primary			83.3%	78.3%
Bulk			89.7%	77.5%

Delinquency ratio:
Traditional Primary			11.47%	5.79%
Bulk			21.71%	9.13%

Claims ratio	199.9%	181.1%	204.0%	149.5%
Expense ratio	13.7	16.4	15.0	16.7

Composite ratio	213.6%	197.5%	219.0%	166.2%

Paid loss ratio	107.1%	55.0%	87.7%	47.5%

Title Insurance:
Direct orders opened	89,837	70,600	276,980	287,953
Direct orders closed	61,868	47,481	197,504	210,545

Reserves to paid losses ratio (c)			5.2:1	6.2:1

Claims ratio	6.6%	7.0%	6.9%	6.8%
Expense ratio	102.9	104.5	103.2	99.7

Composite ratio	109.5%	111.5%	110.1%	106.5%

Paid loss ratio	10.4%	7.8%	9.8%	7.0%

Consolidated:
Benefits and claims ratio	83.9%	76.6%	83.7%	66.9%
Expense ratio	39.6	39.1	39.3	40.2

Composite ratio	123.5%	115.7%	123.0%	107.1%

Paid loss ratio	68.9%	51.1%	62.9%	44.4%

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Old Republic International Corporation
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Notes to Accompanying Financial Summaries
($ in Millions, Except Share Data)
(a)	All per share statistics herein have been adjusted to reflect all stock dividends or splits declared through March 31, 2009. In calculating book value and earnings per share, GAAP accounting rules require that common shares owned by the Company’s Employee Savings and Stock Ownership Plan that are as yet unallocated to participants in the plan be excluded from the calculation. Such shares are issued and outstanding, have the same voting and other rights applicable to all other common shares, and may be sold at any time by the plan.

(b)	Old Republic monitors balance sheet leverage and trends therein through these ratios:

Risk to Capital Ratio — Performing risk basis: This ratio measures the Company’s outstanding net risk in force only on those mortgage loans that are current as to principal and interest in relation to total statutory capital. This ratio therefore excludes non-performing risk exposures (i.e. the outstanding risk on reported loans in default) for which the expected ultimate loss cost has been recognized through the establishment of claim reserves. The Company believes this ratio better matches available statutory capital with the portion of the risk in force for which no claim reserves are required.

Total Financial Resources to Risk Ratio: This ratio measures all of the claim resources available to the Company, including statutory capital, and claim and unearned premium reserves in relation to total net risk in force. The Company believes this ratio is conceptually similar to a banking institution’s capital to assets leverage ratio, whereby the non-balance sheet value of a mortgage guaranty insurer’s net risk in force is related to total balance sheet resources available to meet estimated losses from outstanding risk exposures.

(c)	The Title Reserves to Paid Losses Ratio represents average paid losses for the most recent five years divided into claim reserves at the end of any one year or interim period. The higher this ratio, the greater is a title insurer’s expected ability to meet obligations to its assureds.
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Safe Harbor Statement
Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.
Some of the oral or written statements made in the Company’s reports, press releases, and conference calls following earnings releases, can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company’s future performance. With regard to Old Republic’s General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title Insurance results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers, as well as the risk management and pricing policies of government sponsored enterprises. Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations.
A more detailed listing and discussion of the risks and other factors which affect the Company’s risk-taking insurance business are included in Part I, Item 1A — Risk Factors, of the Company’s 2008 Form 10-K annual report to the Securities and Exchange Commission, which Item is specifically incorporated herein by reference.
Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For the latest news releases and other corporate documents on Old Republic:
Please write to:
Investor Relations
Old Republic International Corporation
307 North Michigan Avenue
Chicago, IL 60601
312-346-8100
or visit us at www.oldrepublic.com